Filed Pursuant to Rule 433

Dated August 21, 2012

Registration Statement No. 333-174650

Fidelity National Financial, Inc.

$400,000,000

5.500% SENIOR NOTES DUE 2022

Issuer:	Fidelity National Financial
Securities:	5.500% Senior Notes due 2022
Security Type:	Senior Unsecured Fixed Rate Notes
Anticipated Ratings*:	Moody’s: Baa3 (Stable) / S&P: BBB- (Stable)
Minimum Denominations:	$2,000 x $1,000
Trade Date:	August 21, 2012
Settlement Date (T+5):	August 28, 2012
Maturity Date:	September 1, 2022
Fees:	0.650%
Principal Amount:	$400,000,000
Price to Public:	99.513% of principal amount
Spread to Treasury Benchmark:	375 basis points
Treasury Benchmark:	1.625% due August 15, 2022
Treasury Benchmark Yield:	1.814%
Coupon:	5.500%
Yield to Maturity:	5.564%
Interest Payment Dates:	Semi-annually on the 1st of each September and March, commencing on March 1st, 2013
Optional Redemption:	Make-whole redemption at any time at a discount rate of US Treasury + 50 bps
CUSIP; ISIN:	31620RAF2; US31620RAF29
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	Jefferies & Company, Inc. Stephens Inc. Dowling & Partners Securities, LLC Keefe, Bruyette & Woods, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Manager will arrange to send you the prospectus if you request it contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; Barclays Capital Inc., toll-free at (888) 603-5847; J.P. Morgan Securities LLC, toll-free at (212) 834-4533; or Wells Fargo Securities, LLC, toll-free at (800) 326-5897.